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Exhibit (d)(30)

ORYX U.K. ENERGY COMPANY
SHARE OWNERSHIP PLAN

April 1990	NLBC COV'CON/VJ

ORYX U.K. ENERGY COMPANY
SHARE OWNERSHIP PLAN

INDEX TO CONTENTS

PAGES
List of Contents to Trust Deed and Rules	Next Page
Trust Deed	1 - 8
First Schedule:
(i) Section Headings to Rules	9 - 12
(ii) Rules	13 - 40
Second Schedule: Deed of Adherence	41 - 42

ORYX U.K. ENERGY COMPANY
SHARE OWNERSHIP PLAN

LIST OF CONTENTS

	TITLE	PAGE NUMBER
1	Name	1
2	Construction	1
3	Covenant	1
4	Trusts of The Qualification Plan	1
5	Trusts of The Ownership Plan	1
6	Unutilised Cash	2
7	Accounts and Records	2
8	Eligible Employee's Income Tax	3
9	Initial Market Value	3
10	Delegation	3
11	Employment of Staff	4
12	Professional advisers	4
13	Receipts and Payments	4
14	Trustees' Appointment, Removal and Resignation	4
15	Trustees' Meetings	5
16	Remuneration of Trustees	5
17	Personal Interest of Trustees	6
18	Income Received by Trustees	6
19	Position of Trustees	7
20	Information and Directions given to Trustees	7
21	Participation by Participating Companies	7
22	Amendments	7
23	Perpetuity Period	7
	The First Schedule	9
	The Second Schedule	41

THIS DEED is made the 24th day of May 1990	[SEAL]

BETWEEN:

(1)
ORYX U.K. ENERGY COMPANY whose registered office is at The Charter Place, Uxbridge, Middlesex, UB8 1EZ (herein called the "Company"), and

(2)
NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED of PO Box 144 Norfolk House, Wellesley Road, Croydon, Surrey CR9 3EB (herein called "the Trustees" which expression shall, where the context so admits, include its successors as trustees of the Plan).

RECITALS

(A)
The Company wishes to establish arrangements to facilitate the acquisition on behalf of employees of Participating Companies of Stock and to embody in such arrangements a profit sharing plan approved in accordance with the provisions of Part I of Schedule 9 to the Act for the provision by the Participating Companies of funds for the subscription or purchase by the Trustees of such Stock.

(B)
The Company has by Resolution of the Directors of the Company adopted the Rules set out in the First Schedule.

(C)
The Trustees have agreed to be the first trustees of the Plan.

OPERATIVE PROVISIONS

1.
Name

  The Plan shall be known as the "Oryx U.K. Energy Company Share Ownership Plan" and shall be operated and administered by the Trustees in accordance with the Rules contained in the First Schedule.

2.
Construction

  Words and expressions as used herein shall, unless the context or subject matter precludes, bear the same meanings in this Deed as in the Rules and these presents shall be construed and take effect according to English law.

3.
Covenant

  The Company hereby covenants with the Trustees to procure that the Participating Companies pay to the Trustees, such sums as pursuant to these presents are required to be paid to the Trustees and the Company hereby further covenants to carry out, or to procure are carried out, such other obligations as pursuant to these presents are required of the Participating Companies.

4.
Trusts of The Qualification Plan

  Subject as hereinafter provided, the Trustees shall hold the Deposit received from any Eligible Employee together with any Stock acquired therewith and all other property deriving from the Deposit or the Stock UPON TRUST for the Eligible Employee by whom such Deposit was made and shall apply and deal with the same in accordance with the provisions of The Qualification Plan.

5.
Trusts of The Ownership Plan

  Subject as hereinafter provided, the Trustees shall apply the Contributions received by them from the Participating Companies in the acquisition of Stock to hold the same once appropriated and all other property deriving from the Stock UPON TRUST for those Eligible Employees to whom such Stock has been appropriated provided always that—

  (i)
  the Trustees shall not dispose of any of an Eligible Employee's Appropriated Stock during the Period of Retention related thereto (whether by transfer to the Eligible Employee or otherwise) except as mentioned in paragraphs 1(1)(a), 1(1)(b) and 1(1)(c) of Schedule 10;

  (ii)
  the Trustees shall not dispose of any of an Eligible Employee's Appropriated Stock except pursuant to a written direction given by the Eligible Employee or any person in whom the beneficial interest in the Eligible Employee's Appropriated Stock is for the time being vested by reason of the Eligible Employee's insolvency or otherwise by operation of law or the legal personal representatives of the Eligible Employee and by a transaction which would not involve a breach of the Eligible Employee's obligations as expressed in paragraphs 2(2)(c) and 2(2)(d) of Schedule 9, and

  (iii)
  the Trustees shall deal only pursuant to a written direction given by the Eligible Employee or any person in whom the beneficial interest in the Eligible Employee's Appropriated Stock is vested by reason of the Eligible Employee's insolvency or otherwise by operation of law or the legal personal representatives of that Eligible Employee.

6.
Unutilised Cash

  Where pursuant to any of the Rules the Trustees hold any unutilised cash, they shall, if so requested by the Company, lend it to the Company on an interest free basis and on terms that it will be repayable on demand as and when the Trustees require it in accordance with the Rules. Subject as aforesaid, the Trustees shall hold any unutilised cash and any income therefrom UPON TRUST to apply the same as directed in the Rules and shall, as requested, notify the Company of the amount so held by them and its application but if, at any time, the Plan is terminated the Trustees shall, subject as provided in Clause 23.2, account to the Company for any amount then held by them and not so required.

7.
Accounts and Records

7.1
The Trustees shall maintain such accounts and records as may be required for the proper operation of the Plan in accordance with statute and the general law and, in particular, as may be necessary to enable them to carry out their obligations under paragraph 7 of Schedule 10 in relation to Eligible Employees' Appropriated Stock and, without prejudice to the generality of the foregoing, such records shall include in respect of each Eligible Employee's Appropriated Stock—

(i)
the date of appropriation;

(ii)
details of any capital receipts (as defined in section 186(3) of the Act) received in respect of, or by reference to, that Appropriated Stock;

(iii)
details of any company reconstruction (as defined in paragraph 5 of Schedule 10) occurring in relation to that Appropriated Stock;

(iv)
the market value of that Appropriated Stock at the time of disposal or transfer if different from the disposal proceeds, and

(v)
the disposal proceeds from the disposal or transfer of that Appropriated Stock.

7.2
The Trustees shall at least once in each year submit accounts to the Company and the Company may cause such accounts to be made up and audited by qualified accounts.

8.
Eligible Employee's Income Tax

  Where an Eligible Employee becomes liable to income tax under Part V of the Act (Schedule E) by reason of the occurrence of any event in relation to, or in respect of, his Appropriated Stock, the Trustees shall inform him of any facts known to them and relevant to determining that liability.

9.
Initial Market Value

  The Trustees may with the approval of the Board enter into an agreement in writing as provided by paragraph 30(4)(b) of Schedule 9 with the Commissioners of Inland Revenue to provide for the determination of the Initial Market Value of any Appropriated Stock.

10.
Delegation

10.1
Except as required by paragraphs 31 to 34 inclusive of Schedule 9, the Trustees may, with the consent of the Company, delegate any of their powers and duties hereunder or any business including the exercise of any discretion or the formation of any opinion to any person or company including, without prejudice to the generality of the foregoing, any one of the Trustees or the Company or any Subsidiary.

10.2
The Trustees may at any tine revoke any delegation made under this Clause 10.

10.3
The Trustees may at any time cause any part of the assets from time to time held by them under the provisions of the Plan to be deposited for safe keeping with any one or more of the Trustees or to be deposited for safe keeping with any other persons (including any company or corporation) on behalf of the Trustees and may pay any reasonable expenses in connection therewith and the Trustees shall not be liable or responsible for any loss of such property which may be occasioned as a result of the exercise of this power except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of the Trustees.

11.
Employment of Staff

  The Trustees may make such arrangements generally for the administration of the Plan as they think fit and, in particular, may employ such agents and staff to transact any business of the Plan, including the receipt and payment of money, as they think fit and any such agent or staff shall be paid such remuneration (if any) as the Trustees shall from time to time agree with such agent or staff. Any such remuneration shall be deemed to be an expense of the Plan and shall be payable in accordance with Rule 32.

12.
Professional Advisers

  The Trustees may employ and pay a solicitor, accountant, banker, stockbroker or other professional business person to transact or advise on all or any of the business of the Plan and may rely upon the advice or the opinion of such person and shall not be responsible for any loss occasioned thereby.

13.
Receipts and Payments

13.1
The Trustees may from time to time in writing authorise such one or more of their number or such other person or persons as they think fit to draw and endorse cheques and to give receipts and discharges for any monies or other property payable, transferable or deliverable to the Trustees and every such receipt or discharge shall be as valid and effectual as if such receipt or discharge were given by all the Trustees.

13.2
The production of a written authority of the Trustees given pursuant to Clause 13.1 shall be a sufficient protection to any person taking any such receipt or discharge as is mentioned in Clause 13.1 and (unless that person shall have received express notice in writing of the revocation of the authority) he shall be entitled to assume and to act upon the assumption that the authority remains unrevoked.

14.
Trustees' Appointment, Removal and Resignation

14.1
Any person (including a trust corporation or any other body corporate) may be appointed a Trustee hereof provided always that no person shall be capable of being appointed a Trustee who is not resident in the United Kingdom for tax purposes.

14.2
The Company may by deed—

(i)
remove from office any Trustee of the Plan;

(ii)
appoint a new Trustee or new Trustees in the place of any trustee who for any reason ceases to be a Trustee of the Plan, and

(iii)
appoint (without limitation as to number) an additional Trustee or additional Trustees of the Plan,

  and, if the Company shall cease to exist otherwise than in consequence of a reconstruction or amalgamation, this power shall thereafter be vested in the Trustees.

14.3
Any Trustee may at any time by not less than three months' notice in writing given to the Company and the remaining Trustees retire from his office and at the expiration of the notice he shall cease to be a Trustee and the Company and the other Trustees shall execute such documents and do such things as may be necessary to give proper effect to his retirement.

14.4
Where a Trustee ceases to be a resident in the United Kingdom for tax purposes he shall forthwith give notice in writing of such fact to the Company and shall be deemed to have retired from his office and the Company and the other Trustees shall execute such documents and do such things as may be necessary to give proper effect to his retirement.

14.5
There shall at all times be at least two Trustees or a Trustee which is a body corporate and this provision shall be observed in the exercise of the foregoing provisions of this Clause 14.

15.
Trustees' Meetings

15.1
Subject to Clause 15.2, the Trustees may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit provided that all meetings of the Trustees shall be held in the United Kingdom.

15.2
If and for so long as there are three or more Trustees of the Plan—

(i)
all business brought before a meeting of the Trustees shall be decided by a majority of the votes of the Trustees present and voting thereon and in the case of any equality of votes the chairman of such meeting shall have a second or casting vote;

(ii)
a quorum necessary for the transaction of business by the Trustees shall be a majority of the Trustees for the time being, and

(iii)
the chairman of a meeting of the Trustees shall be appointed by agreement amongst the Trustees present at such meeting or in default of agreement by lot amongst them.

15.3
Where the Trustees decide to exercise any power or discretion by a majority, any Trustee who has dissented from the exercise of the power of discretion shall nevertheless, but without being responsible for any loss occasioned thereby, concur in executing or signing any deed or document and in doing any act necessary for giving effect to the exercise of the power or discretion by the majority of the Trustees.

15.4
A resolution in writing signed by the majority of the Trustees but of which due notice shall have been given to all of the Trustees individually shall be as effectual as if the resolution had been passed at a meeting of the Trustees and may consist of one or more documents in similar form each signed by one or more of the Trustees.

16.
Remuneration of Trustees

16.1
A Trustee (whether or not a professional or business person) may charge, receive and retain such fees, remuneration or other benefits as may be agreed with the Company and be repaid or recompensed for such reasonable expenses as may be incurred in the performance of his duties as Trustee.

16.2
Any Trustee being a solicitor, accountant or other person engaged in a professional business shall be entitled to charge and to be paid all usual professional and other charges for work done by him or his firm or company in connection with the Plan whether in the ordinary course of his profession or business or not, including acts which a Trustee of the Plan, not being in any professional business, could have done personally.

17.
Personal Interest of Trustees

17.1
No decision of or exercise of a power by the Trustees shall be invalidated or questioned on the grounds that the Trustees or any individual Trustee of the Plan or any director or other officer of a body corporate acting as a Trustee of the Plan had a direct or personal interest in the result of any decision or in the exercising of any power provided that (except in the case of any decision or exercise in which the Trustee or other person concerned was interested only to the extent that he was an Eligible Employee) the nature of the interest of the Trustee or other person concerned shall have been declared at, or in advance of, the meeting of the Trustees at which the item of business to which the interest relates was discussed or, if the Trustee or other person concerned was not present at such meeting, at the next meeting of the Trustees at which he was present.

17.2
A Trustee who is an Eligible Employee may retain all benefits and exercise all rights to which he is entitled as an Eligible Employee under the Plan and shall not be liable to account for any benefit which he obtains therefrom.

17.3
A Trustee and any director or other officer of a body corporate or trust corporation acting as a Trustee shall not be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Holding Company or any Subsidiary of the Holding Company or any other company in which the Holding Company or any such Subsidiary may be interested or from entering into any contract or other transaction with the Holding Company or such Subsidiary or any such other company or being interested in any such contract or transaction and none of them shall be in any manner whatsoever liable to account to the Holding Company or any such Subsidiary or any Eligible Employee for any profits made or benefits obtained by him or it thereby or in connection therewith.

17.4
A Trustee who is or who becomes a director of or a holder of any other office or employment in any Participating Company may retain for his own absolute benefit any fees or remuneration received by him in connection therewith notwithstanding that his retention of or appointment to such office or employment may be directly or indirectly due to the exercise or non-exercise of any votes to which he is entitled under the Plan.

18.
Income Received by Trustees

18.1
Any money received by the Trustees pursuant to these presents may, except as provided in the Rules, be placed on current account with any bank carrying on business in the United Kingdom and the Trustees shall not be required to earn interest in respect of those monies but in the event that they shall the Trustees shall apply that interest (after paying any taxation in respect thereof) in meeting the costs, charges, and other expenses of administering the Plan.

18.2
In the event of a Trustee—

(i)
being a bank or a trust corporation carrying on business in the United Kingdom which operates current accounts, or

(ii)
being a trust corporation carrying on business in the United Kingdom which is associated with a bank by being a subsidiary, fellow subsidiary or holding company thereof,

  any money received by the Trustees may, in the first mentioned case, be held by that Trustee in a current account suitably designated as a trust account and, in the last mentioned case, be placed on current account with such associated bank, in any such case without the Trustee concerned being liable to account for any benefit which may result to it in connection therewith.

18.3
Any bank account maintained by the Trustees in connection with the Plan may be operated by such Trustees or by two or more persons including at least one Trustee as the Trustees may determine.

19.
Position of Trustees

19.1
In the professed operation of the Plan, no Trustee shall be liable for any loss arising by reason of any mistake or omission made in good faith by him or by reason of any other matter or thing including fraud, negligence or default of another Trustee, nominee, officer or other delegate unless fraudulent, in wilful default or negligent himself.

19.2
The Company hereby covenants with the Trustees jointly and severally for themselves and as Trustees for their successors in title that it will at all times hereafter keep each of them and each of their successors in title as Trustees and each of their estates and effects fully indemnified and saved harmless against all claims, losses, demands, actions, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities that may be suffered or incurred by them or by any of them in connection with the administration, operation and determination of the Plan other than liabilities arising as a consequence of (i) fraud or (ii) wilful default or (iii) in the case of a Trustee which is engaged in the business of providing a trustee service for a fee, negligence.

20.
Information and Directions given to Trustees

20.1
Each Participating Company shall supply the Trustees with any information reasonably required by them for the purposes of the Plan and, if required by them, shall do so in writing and the Trustees may in good faith rely on any such information or any information supplied to them by an Eligible Employee without further enquiry.

20.2
The Trustees shall comply with any directions given by the Board pursuant to the Rules and shall not be under any liability in respect thereof to any Participating Company or to any Eligible Employee.

21.
Participation by Participating Companies

  The Company may from time to time by deed in the form set out in the Second Schedule (or in such other form as the Trustees may agree and the Commissioners of Inland Revenue may approve) agree that any Subsidiary which is under the control of the Company (within the meaning of section 840 of the Act) shall become a Participating Company for the purposes of the Plan provided that the Subsidiary shall be a party to that supplemental deed for the purpose of acceding to the provisions of the Plan.

22.
Amendments

  Without infringing the rule against perpetuities the Company shall have power with the consent of the Trustees to vary, amend, modify, alter or extend the Plan in any manner and in any particular whatsoever by deed which shall be expressed to be supplemental hereto and these present shall then be read and construed as if the provisions thereof were incorporated herein and shall be binding on all Eligible Employees and Participating Companies provided always that the foregoing power shall not be exercised—

  (i)
  in relation to The Ownership Plan without the prior approval of the Commissioners of Inland Revenue, or

  (ii)
  so as to affect adversely the rights of an Eligible Employee in respect of his Stock.

23.
Perpetuity Period

23.1
The Plan shall continue for a period of eighty years commencing on the date hereof which period shall be the perpetuity period for the purposes of these presents.

23.2
Upon the expiration of the perpetuity period applicable to this Deed or, if earlier, if at any time the Board shall resolve to terminate the Plan, the Trustees shall thereupon refund any amounts received by them from Participating Companies and not otherwise applied by them in accordance with the provisions of this Deed for the Participating Companies in proportion to the total moneys provided by each of them to the Trustees.

  THIS DEED has been duly executed by the parties to it the day and year first before written.

THE COMMON SEAL of ORYX U.K. ENERGY COMPANY was hereunto affixed in the
presence of:	Director	/s/ [ILLEGIBLE]
	Secretary	/s/ [ILLEGIBLE]
THE COMMON SEAL of NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED was hereunto affixed in the
presence of:	Director	/s/ [ILLEGIBLE]
	Authorised Signatory	/s/ [ILLEGIBLE]

THE FIRST SCHEDULE THE RULES PART A
1.	INTERPRETATION AND CONSTRUCTION
1.1	Definitions	13
1.2	Construction	17
1.3	Headings	17
2.	ELIGIBILITY TO PARTICIPATE IN THE PLAN
2.1	Eligibility	17
2.2	Contract of Participation	17
2.3	Maternity Leave	17
2.4	Previous Employment	18
PART B THE QUALIFICATION PLAN
3.	CALCULATION AND PAYMENT OF DEPOSITS
3.1	Election to Participate	19
3.2	Alteration in Amount of Contributions	19
3.3	Limit on Contributions	19
3.4	Deduction and Payment of Deposits	19
3.5	Validity of Notices	20
3.6	Cessation of Employment	20
3.7	Restrictions on Deductions	20
4.	CASH IN CASH ACCOUNT	20
5.	APPLICATION OF DEPOSITS HELD IN ELIGIBLE EMPLOYEE'S CASH ACCOUNT	20
6.	ACQUISITION OF QUALIFICATION STOCK
6.1	Method of Acquisition	21
6.2	Calculation of Stock to be acquired	21
6.3	Nature of Stock to be Acquired	21
7.	VOLUNTARY CESSATION OF DEPOSITS
7.1	Cessation of Deposits	21
7.2	Application of Deposits after Suspension	21
7.3	Resumption of Deposits	21
8.	PARTICIPATION IN THE OWNERSHIP PLAN
8.1	Method of Participation	22
8.2	Notification of Deposit	22
8.3	Deposited Stock carrying Additional Rights	22
8.4	Balance in Cash Account	22
8.5	Market Value of Deposited Stock	22
8.6	Limit on Deposited Stock	23
9.	RESTRICTIONS ATTACHING TO ELIGIBLE EMPLOYEES' DEPOSITED STOCK
9.1	Restriction	23
9.2	Matured Stock	23
9.3	First in First Out	23
9.4	Notices Contrary to Restrictions	23

10.	TRUSTEES' ACCOUNTABILITY TO AN ELIGIBLE EMPLOYEE
10.1	Accountability	23
10.2	Notification to Eligible Employee	24
11.	RIGHTS OFFERS IN RELATION TO ELIGIBLE EMPLOYEES' QUALIFICATION STOCK, MATURED STOCK AND DEPOSITED STOCK
11.1	Rights Offers	24
11.2	Trustees' Right to Take No Action	24
11.3	Notification to Eligible Employees	24
11.4	Allocation of New Stock	24
12.	CAPITALISATION ISSUES IN RELATION TO ELIGIBLE EMPLOYEES' QUALIFICATION STOCK, MATURED STOCK AND DEPOSITED STOCK	25
13.	TAKEOVERS AND OTHER TRANSACTIONS AFFECTING AN ELIGIBLE EMPLOYEE'S QUALIFICATION STOCK, MATURED STOCK OR DEPOSITED STOCK
13.1	Takeovers	25
13.2	Other Transactions	26
13.3	Notification	26
13.4	New Stock	26
PART C THE OWNERSHIP PLAN
14.	CALCULATION AND PAYMENT OF CONTRIBUTIONS
14.1	Obligation of a Participating Company to Make a Contribution	27
14.2	Payment of Special Contributions	27
14.3	Notification of Stock to be Acquired	27
14.4	Amount of each Participating Company's Contribution	27
14.5	Payment of Participating Company's Contribution	27
14.6	Notification to Participating Company of Stock Acquired	27
14.7	Notification of Event Disqualifying Eligible Employee from Participation	27
15.	APPLICATION OF CONTRIBUTIONS	28
16.	ACQUISITION OF STOCK
16.1	Method of Acquisition	28
16.2	Nature of Stock to be Acquired	28
16.3	Stock Carrying Different Rights	28
16.4	Incidental Costs of Acquisition	28
17.	APPROPRIATION TO AN ELIGIBLE EMPLOYEE
17.1	Time of Appropriation	29
17.2	Stock to be Appropriated	29
17.3	Insufficient Stock	29
17.4	Dividends Prior to Appropriation	29
17.5	Voting Rights	29
18.	RESTRICTIONS ON APPROPRIATION
18.1	Initial Market Value	29
18.2	Participation in another Approved Plan	29
18.3	Cessation of Employment	29
18.4	Statutory Prohibition	30
18.5	Unappropriated Stock	30

19.	RESTRICTIONS ATTACHING TO AN ELIGIBLE EMPLOYEE'S APPROPRIATED STOCK
19.1	During Period of Retention	30
19.2	Prior to Release Date	30
19.3	Matured Stock	30
19.4	Notices Contrary to Restriction	30
20.	TRUSTEES' ACCOUNTABILITY TO AN ELIGIBLE EMPLOYEE IN RESPECT OF HIS APPROPRIATED STOCK
20.1	Accountability	31
20.2	Notification	31
21.	RIGHTS OFFERS IN RELATION TO ELIGIBLE EMPLOYEES' APPROPRIATED STOCK
21.1	Rights Offers	31
21.2	Trustees' Right to Take No Action	32
21.3	Notification to Eligible Employees	32
21.4	New Stock	32
22.	CAPITALISATION ISSUES IN RELATION TO ELIGIBLE EMPLOYEES' APPROPRIATED STOCK
23.	TAKEOVERS AND OTHER TRANSACTIONS AFFECTING ELIGIBLE EMPLOYEES' APPROPRIATED STOCK
23.1	Takeovers	32
23.2	Other Transactions	33
23.3	Notification	33
23.4	New Stock	33
PART D PROVISIONS APPLICABLE TO BOTH THE QUALIFICATION PLAN AND THE OWNERSHIP PLAN
24.	DEALINGS WITH ELIGIBLE EMPLOYEES' MATURED STOCK AND APPROPRIATED STOCK
24.1	Trustees as Nominees	34
24.2	Disposal of Matured or Appropriated Stock	34
24.3	Proceeds of Sale	35
24.4	Transfer of Matured or Appropriated Stock	35
24.5	First in First out	35
25.	STOCKHOLDERS' NOTICES	35
26.	EXPLANATORY BOOKLET	35
27.	VOTING RIGHTS	35
28.	TERMINATION OF EMPLOYMENT
28.1	General	36
28.2	Cash Account	36
28.3	Transfer of Stock	36
28.4	Death	36
28.5	Compensation	36
29.	DIVIDENDS	36

30.	FRACTIONS ARISING FROM THE ISSUE OF NEW SECURITIES
30.1	Allocation amongst Eligible Employees	37
30.2	Allocation amongst an Eligible Employee's Stock	37
31.	ERRORS AND OMISSIONS
31.1	General	37
31.2	No liability	38
32.	COSTS AND EXPENSES
32.1	By the Participating Companies	38
32.2	By the Eligible Employees	38
32.3	Allocation amongst Eligible Employees	38
32.4	Withdrawal of amounts from Cash Account	38
33.	DIRECTIONS AND NOTICES
33.1	To the Trustees	39
33.2	To an Eligible Employee	39
33.3	Indemnity against costs	39
33.4	Notices irrevocable	39
34.	BASES OF CONVERSION	40
35.	DISPUTES	40
35.	SUSPENSION	40

THE FIRST SCHEDULE
RULES OF THE PLAN

PART A

1.     INTERPRETATION AND CONSTRUCTION

1.1
Definitions

        In these presents, except where the context requires otherwise—

"Act"	means the Income and Corporation Taxes Act 1988;
"to appropriate"
means to vest a beneficial interest (subject to the provisions of these presents) in any specific Stock in an Eligible Employee pursuant to The Ownership Plan and the expression "appropriation" shall be construed accordingly;
"Appropriated Stock"
in relation to any Eligible Employee, means such Stock as has been appropriated to him under Rule 17 and is for the time being held by the Trustees pursuant to the provisions of The Ownership Plan (and, where the context so admits, includes any related New Stock);
"Approved Plan"	means any profit sharing plan which is for the time being approved by the Commissioners of Inland Revenue in accordance with Part I of Schedule 9;
"Base Period"	means a period of one calendar month;
"Bases of Conversion"	(i)
Where the Trustees buy Shares other than on a recognised stock exchange on a day when they do not buy Shares on a recognised stock exchange, they shall pay a price for the Shares which is equal to the price quoted in the financial times for the preceding dealing day. The conversion rate for dollars to sterling shall be the middle closing spot rate quoted in the Financial Times for the preceding dealing day.
(ii) Dividends are converted at the rate of exchange obtained by the Trustees from their bankers.
"Board"
means the directors present at a duly convened meeting of the board of directors of the Company for the time being or a committee established by them for the purposes of administering the Plan whose members are appointed by them;
"Cash Account"	means the account held by the Trustees for the benefit of an Eligible Employee which is funded by his Deposits;
"Company"	means Oryx U.K. Energy Company;

"Contribution"	means, in relation to any Base Period, such payment as is made by a Participating Company pursuant to Rule 14.1 to the Trustees;
"Deduction Date"	means any day upon which part of an Eligible Employee's Emoluments are contractually paid to him other than by way of an advance;
"Deposit"	means any payment made by the Eligible Employee under Rule 3.1;
"Deposit Date"	means, in relation to any Base Period, the twenty-sixth day of that Base Period or such other date as soon as possible thereafter as the Trustees may specify;
"Deposited Stock"
means such of an Eligible Employee's Qualification Stock (and, where the context so admits, includes any related New Stock) which is, pursuant to a notice given by the Eligible Employee in accordance with Rule 8 (but subject as therein provided), held by the Trustees pursuant to the provisions of The Qualification Plan;
"Eligible Employee"
means any individual who is eligible under Rule 2 to participate in the Plan on the Qualification Date related to any Base Period and, where the context so admits in Rules 3.6, 5 and 6 and in Rules 8 to 33 (inclusive), such expression shall also mean any individual who was at some time previously an Eligible Employee but on behalf of whom the Trustees, pursuant to the Rules, continue to hold Deposited Stock, Matured Stock or Appropriated Stock;
"Emoluments"
mean in relation to any Eligible Employee the annual amount of his base salary as specified in his contract of employment and as may be varied from time to time and notified to him under the terms of that contract;
"Employer"	in relation to an Eligible Employee, means the Participating Company by which he is employed from time to time;
"Full Time Employee"	means an employee (including a director holding a salaried employment or office) who is employed by one or more Participating Companies to work a minimum of 30 hours per week (including lunch breaks);
"Holding Company"	means Oryx Energy Company or such other company as for the time being has control of the Company within the meaning of section 840 of the Act;

"Initial Market Value"
in relation to Stock to be appropriated to Eligible Employees on any Appropriation Date, the value arrived at by dividing the consideration paid in Pounds Sterling (excluding the amount attributable to the expenses of acquisition) by the Trustees to acquire Stock by purchase through a Stock Exchange within the period of eight weeks immediately prior to such Appropriation Date by the total amount of Stock so acquired, or such other value as may, from time to time, be agreed between the Commissioners of Inland Revenue and the Trustees pursuant to paragraph 30(4)(b) of Schedule 9;
"Matured Stock"
in relation to any Eligible Employee, means such of his Deposited Stock and Appropriated Stock in respect of which the related Release Date has occurred and such of his Qualification Stock as is mentioned in Rules 8.6.2 or 28.4 (and in any of such cases, where the context so admits, includes any related New Stock) and which, in each case, is held by the Trustees pursuant to the provisions of the Plan;
"New Stock"	has the meaning ascribed to the expression "new shares" by paragraph 5(3) of Schedule 10;
"The Ownership Plan"	means the plan constituted by the Trust Deed of which the rules form a part and Parts A and C of the Rules and those provisions in Part D which relate to Appropriated Stock;
"Participating Company"	means the Company and any Subsidiary of the Company which has entered into a supplemental deed pursuant to Clause 21 of the Trust Deed;
"Period of Retention"
has the meaning given to that expression by virtue of paragraph 2 of Schedule 10 and in relation to an Eligible Employee's Deposited Stock shall be deemed to be that of the Appropriated Stock to which the Deposited Stock relates;
"Plan"	means the plan constituted by these presents;
"Qualification Date"	in relation to any Base Period, means the last day of the previous Base Period;
"The Qualification Plan"	means the plan constituted by the Trust Deed of which the Rules form a part and Parts A, B and D of the Rules;

"Qualification Stock"
means, in relation to any Eligible Employee, such Stock (and, where the context so admits, includes any related New Stock) as has been acquired by the Trustees pursuant to Rule 6 using his Deposits and which is for the time being held by the Trustees under the provisions of The Qualification Plan other than any such Stock which is for the time being that Eligible Employee's Deposited Stock or Matured Stock;
"Release Date"
in relation to any of an Eligible Employee's Deposited Stock, means the date on which the Period of Retention terminates and, in relation to any of an Eligible Employee's Appropriated Stock, means the date referred to in the definition of that term contained in section 187 of the Act or, if earlier, the date of his death;
"Rules"	means the rules contained in this Schedule as amended from time to time in accordance with the provisions of these presents;
"Special Contribution"
means in relation to any Base Period, such payment as is made by a Participating Company to the Trustees pursuant to Rule 14.2 which shall be the same percentage of Emoluments for each Eligible Employee who has completed an appropriate contract;
"Schedule 9"	means Schedule 9 to the Act;
"Schedule 10"	means Schedule 10 to the Act;
"Stock"
means Oryx Energy Company Common Stock (par value $1 per share) or such other stock as for the time being (for the purposes of the Plan) satisfies the provisions of paragraphs 10, 11, 12 and 14 of Schedule 9;
"Stock Exchange"	means any recognised stock exchange (within the meaning given to that expression by section 841 of the Act) through which the Trustees choose to purchase Stock;
"Subsidiary"	means any subsidiary for the time being within the meaning of section 736 of the Companies Act 1985;
"these presents"
means this Trust Deed, the Rules contained in this Schedule and any trust deed or other document executed in accordance with the provisions of these presents (as from time to time modified) and expressed to be supplemental thereto;
"Trustees"	means the trustee or trustees for the time being of the Plan;
"Year of Assessment"	has the meaning assigned to it in section 832 of the Act;

1.2
Construction

  Where the context so admits, any reference in these presents—

  (i)
  to words importing the singular number only shall be construed as if they referred also to the plural number and vice versa;

  (ii)
  to words importing the masculine gender only shall be construed as if they referred also to the feminine gender;

  (iii)
  to a statute or statutory provision shall be construed as if it referred also to that provision as from time to time amended or re-enacted, and

  (iv)
  to notices being given in the prescribed form shall be to notices being given in such form as may from time to time be prescribed by the Company (with the concurrence of the Trustees).

1.3
Headings

  Headings to the Rules are inserted for convenience of reference only and shall be ignored when construing the Rules.

2.     ELIGIBILITY TO PARTICIPATE IN THE PLAN

2.1
Eligibility

  Subject as hereinafter provided, every individual who, by no later than the eleventh day of a Base Period, has entered into a contract with the Company and the Trustees in such form as may from time to time be specified by the Company (with the concurrence of the Trustees) and acceptable to the Commissioners of Inland Revenue and at the Qualification Date of that or any subsequent Base Period—

  (a)
  is then a Full Time Employee of a Participating Company; and

  (b)
  has been a Full Time Employee of such Participating Company for a continuous period of not less than five years ending on that Qualification Date or for such shorter period as the Board may from time to time specify for the purposes of this Rule, and

  (c)
  is then chargeable to UK income tax in respect of his employment or office under Case I of Schedule E, and any other employee of a Participating Company who has been approved by the Board for participation in the Plan and who has entered into a contract as aforesaid will be eligible to participate in the Plan to the extent provided in the Rules in relation to such subsequent Base Period.

2.2
Contract of Participation

2.2.1
The Company and the individual's Employer will, not later than the twenty-fifth day of the Base Period in which he would first become eligible to participate in the Plan but for the fact that he has not entered into such a contract as is mentioned in Rule 2.1, notify him of that fact and will offer to enter into such a contract with him.

2.2.2
An individual who would be eligible to participate in the Plan but for the fact that he has not entered into such a contract as is mentioned in Rule 2.2.1 may notify his Employer at any time of his desire to participate in the Plan and, as soon as is reasonably practicable thereafter, the Company and his Employer will offer to enter into such a contract with him.

2.3
Maternity Leave

  For the purposes of Rules 2.1, 5 and 8, a female employee, who has at any time prior to a Qualification Date been a Full Time Employee of a Participating Company but whose employment on or before that Qualification Date has been terminated in circumstances such that, pursuant to

  Part III of the Employment Protection (Consolidation) Act 1978, she has subsisting on that Qualification Date a right to return to work, shall be deemed to be a Full Time Employee of the Participating Company for so long as that right subsists and the Rules will apply to her provided always that:

  (i)
  any amount received by her on such a termination or in connection with the exercise by her of a right to return to work shall not form part of her Emoluments but the Company may make such arrangements as it thinks fit for the purpose of enabling her to deposit as a Deposit part of such amount;

  (ii)
  her failure to make any Deposits after such a termination and before she has, pursuant to Part III of the Employment Protection (Consolidation) Act 1978, exercised a right to return to work shall not be a voluntary cessation by her of her Deposits, and

  (iii)
  the provisions of Rule 28 shall not apply to her until she is no longer capable, pursuant to Part III of the Employment Protection (Consolidation) Act 1978, of exercising a right to return to work.

2.4
Previous Employment

  For the purposes of Rule 2.1(b), any period of employment by an individual with the Holding Company or any company which is a Subsidiary of the Holding Company shall be included.

PART B

THE QUALIFICATION PLAN

3.
CALCULATION AND PAYMENT OF DEPOSITS

3.1
Election to participate

  Subject to Rule 7 and as hereinafter provided, an individual, who is or will be an Eligible Employee at the Qualification Date of a Base Period, may give notice in writing to his Employer and the Trustees in the prescribed form by no later than the eleventh day of that Base Period directing that thereafter and in each following Base Period on the Qualification Date of which he is an Eligible Employee, he wishes to participate in The Qualification Plan by having an amount calculated in accordance with Rule 3.4.1 by reference to an integral percentage of his Emoluments (not exceeding ten per centum or such lower percentage as the Board may from time to time specify for the purposes of this Rule) as specified by him deposited as a Deposit in his Cash Account to be held and applied by the Trustees in accordance with Rule 4. Deposits will be rounded down to the nearest pound and will be not less than £5 per month (or within such other limits as may be determined from time to time by the Board provided that the minimum Deposit shall not be more than £100 a year).

3.2
Alteration in Amount of Contributions

3.2.1
Subject to Rule 7 and as hereinafter provided, where an Eligible Employee is participating in The Qualification Plan, he may give a notice in writing to his Employer and the Trustees in the prescribed form by no later than the eleventh day of the Base Period preceding any Qualification Date electing to vary, subject to the limitations set out in Rule 3.1, the amount to be deposited in his Cash Account.

3.2.2
A notice given by an Eligible Employee pursuant to this Rule 3.2 within three calendar months after any previous notice given by him pursuant to this rule 3.2 or Rule 3.1 has taken effect shall not itself take effect until the Qualification Date of the Base Period next following the expiry of that three calendar months period.

3.2.3
An Eligible Employee may not give a notice pursuant to this Rule 3.2 more than twice in any calendar year.

3.3
Limit on Contributions

  Notwithstanding the foregoing provisions, the amount which an Eligible Employee may elect to deposit in his Cash Account shall be limited so as to ensure that the amount so deposited in any year of Assessment does not exceed such amount as may for the time being be permitted by the Act and approved by the Board as the Initial Market Value of Stock that may be appropriated to that Eligible Employee in any Year of Assessment under the Ownership Plan.

3.4
Deduction and Payment of Deposits

3.4.1
Subject to Rule 7 and as otherwise herein provided any Deposits which are to be made in accordance with a notice given pursuant to the foregoing provisions of this Rule 3 shall (provided that the Eligible Employee was an Eligible Employee on the immediately preceding Qualification Date) thereafter be effected on the Deduction Dates by way of deduction by his Employer from his Emoluments of an amount equal to the stated amount in the notice divided by the number of Deduction Dates which would fall within the Year of Assessment in which any Deposit is made on the basis that the Eligible Employee participated in the Plan throughout the whole of that Year of Assessment.

3.4.2
On the seventeenth day of each Base Period or as soon as practicable thereafter each Employer shall, in respect of each of its Eligible Employees—

(i)
notify the Trustees of the name and of the amount of the Deposits made by the Eligible Employee since the last notification (if any) in respect of him under this rule 3.4.2, and

(ii)
pay such amounts over to the Trustees for allocation to the Eligible Employee's Cash Account.

3.5
Validity of Notices

  Subject to Rule 7 and as hereinafter provided, any notice given by an Eligible Employee in accordance with the foregoing provisions of this Rule shall remain in full force and effect unless and until the Eligible Employee is no longer an Eligible Employee at the Qualification Date of any Base Period or unless and until a subsequent notice given by that Eligible Employee to his Employer takes effect in accordance with Rule 3.2.

3.6
Cessation of Employment

3.6.1
Notwithstanding anything in Rule 3.5 but subject to Rule 7, where an Eligible Employee ceases to be employed by any Participating Company or dies, then any notice given by him in accordance with this Rule 3 shall remain in full force and effect and constitute an effective and valid authority to the Employer to continue making the deductions in accordance with Rule 3.4 from any Emoluments of the Eligible Employee which are payable thereafter in respect of any period prior to such cessation or death.

3.6.2
Where an Eligible Employee ceases to be employed by any Participating Company but becomes employed by any other Participating Company, any notice given by him in accordance with this Rule 3 to the first mentioned Participating Company or deemed to have been given to the first mentioned Participating Company pursuant to this Rule 3.6.2 shall be deemed to have been given to the second mentioned Participating Company and, subject to Rule 7, shall remain in full force and constitute an effective and valid authority to the second mentioned Participating Company to continue making the deductions in accordance with Rule 3.4.

3.7
Restrictions on Deductions

  Notwithstanding any of the previous provisions of this Rule no deduction shall be made or shall be treated as having been made from any Eligible Employee's Emoluments before the Plan has received the approval of the Commissioners of Inland Revenue in accordance with Part I of Schedule 9 to the Act and the Board has by resolution determined that the Plan shall become operative.

4.
CASH IN CASH ACCOUNT

  The Deposits of an Eligible Employee shall be held by the Trustees in his Cash Account and shall be applied only in accordance with the provisions of Rules 5 and 32 and shall not be transferred to him except in accordance with the provisions of Rules 7 and 28.

5.
APPLICATION OF DEPOSITS HELD IN ELIGIBLE EMPLOYEE'S CASH ACCOUNT

  The Trustees shall apply, on the twenty sixth day of a Base Period or as soon as possible thereafter,

  (i)
  first, the whole of the balance of the Deposits received by the Trustees in any earlier Base Period and then remaining in the Eligible Employee's Cash Account, and

  (ii)
  secondly, the whole of his Deposits received by the Trustees in the later Base Period,

  in the acquisition, in accordance with Rule 6 and as nominees for the Eligible Employee, of as much whole Stock as possible provided always that the Trustees shall make no such application in respect of any individual (other than an individual who is an employee of a Participating Company and who has been approved for participation in the Plan in accordance with Rule 2.1) whom the Trustees have been advised in writing by the Employer on or before that twenty-sixth day is no longer a Full-Time Employee of a Participating Company.

6.
ACQUISITION OF QUALIFICATION STOCK

6.1
Method of Acquisition

  Any acquisition of Stock by the Trustees pursuant to Rule 5.1 above will be effected either by the purchase of Stock through a Stock Exchange or by the purchase of Stock from Eligible Employees or former Eligible Employees wishing to dispose of their Stock in accordance with Rule 24.2.2 or any combination thereof.

6.2.
Calculation of Stock to be acquired

6.2.1
The Trustees shall, immediately prior to such acquisition as is mentioned in Rule 5, calculate the amount of whole Stock which can be acquired for each Eligible Employee with the amount of cash then standing to his credit in his Cash Account.

6.2.2
The Trustees shall then aggregate the amount of Stock ascertained in accordance with Rule 6.2.1 for all Eligible Employees and, on or as soon as possible after the twenty-sixth day of the Base Period, shall, in so far as is practicable, acquire that amount of Stock in accordance with Rule 6.1.

6.3
Nature of Stock to be Acquired

  In the exercise of their duty to acquire any Stock pursuant to this Rule, the Trustees shall endeavour to ensure that all such Stock acquired in relation to any Base Period is acquired either all "ex-dividend", "ex-rights" or "ex-capitalisation" or, as the case may be, all "cum-dividend", "cum-rights" or "cum-capitalisation" (but not partly one and partly the other).

7.
VOLUNTARY CESSATION OF DEPOSITS

7.1
Cessation of Deposits

  An Eligible Employee may from time to time voluntarily cease his Deposits by giving notice in writing in the prescribed form to his Employer and the cessation shall take effect as soon as practicable after the notice is received.

7.2
Application of Deposits after Suspension

  The Trustees shall, subject to Rule 32, transfer any moneys in the Eligible Employee's Cash Account to the Eligible Employee as soon as practicable after a notice given in accordance with Rule 7.1 takes effect.

7.3
Resumption of Deposits

  An Eligible Employee who has ceased his Deposits in accordance with the provisions of Rule 7.1 may, in relation to any Base Period, resume the payment of his Deposits by giving notice to his Employer and the Trustees in accordance with the provisions of Rule 3 provided always that no such notice will take effect until the Qualification Date immediately following the third calendar month after that in which the cessation took effect.

8.
PARTICIPATION IN THE OWNERSHIP PLAN

8.1
Method of Participation

  Any Eligible Employee who wishes to participate in relation to any Base Period in The Ownership Plan must deposit Stock with the Trustees in accordance with the following provisions on or before the Deposit Date provided that no such Eligible Employee may deposit Stock unless—

  (i)
  he is a Full Time Employee of a Participating Company at the Deposit Date, or

  (ii)
  he is an employee of a Participating Company at the Deposit Date who has been approved by the Board for participation in the Plan in accordance with Rule 2.1.

8.2
Notification of Deposit

8.2.1
Subject to Rule 8.1 and as hereinafter provided, any Eligible Employee may, in relation to any Base Period, by notice in writing in the prescribed form, notify his Employer and the Trustees of his desire that his Qualification Stock should be held by the Trustees as nominee for him but in accordance with Rule 9 and subject, where relevant, to the other Rules and thereafter, subject as provided in Rule 8.6, that Stock shall then be held by the Trustees in accordance with Rule 9 and, where relevant, such other Rules as his Deposited Stock.

8.2.2
Any notice given pursuant to Rule 8.2.1 by an Eligible Employee must be given generally in relation to that and any future Qualification Stock acquired on his behalf pursuant to the provisions of The Qualification Plan.

8.3
Deposited Stock carrying Additional Rights

  Where all or any part of an Eligible Employee's Qualification Stock which is deposited by him in accordance with Rule 8.2 carries any rights to acquire, or to be allotted, additional Stock then—

  (i)
  any additional Stock acquired or allotted shall, if it is New Stock, form part of the Eligible Employee's Deposited Stock; but

  (ii)
  the Eligible Employee's Employer shall be under no obligation to make a Contribution to the Trustees under Rule 14 to enable the Trustees to acquire Stock to match such additional Stock, and

  (iii)
  the failure of the Trustees to acquire Stock by reason of the Eligible Employee's Employer not making a Contribution as allowed under paragraph (ii) shall not prevent such additional Stock as is mentioned in paragraph (i) being part of the Eligible Employee's Deposited Stock where it is New Stock.

8.4
Balance in Cash Account

  The Trustees shall retain the balance of any Deposits held by them in an Eligible Employee's Cash Account which have not been duly applied by the Trustees in accordance with Rule 5 or Rule 32 and, subject to any direction to the contrary received from the Eligible Employee in accordance with Rule 7 and subject also to Rule 32, shall apply such balance in accordance with, and subject to, Rule 5 in the following Base Periods.

8.5
Market Value of Deposited Stock

  The Trustees shall, as at the Deposit Date, determine the Market Value of Stock (exclusive of any rights to acquire, or to be allotted, additional New Stock and any rights to receive any dividends) and the maximum amount of whole Stock (exclusive of any such rights as aforesaid) which can be appropriated to each Eligible Employee at such Market Value without the aggregate Initial Market Value of all such Eligible Employee's Stock appropriated to him in accordance with Rule 17 in the same Year of Assessment exceeding the limit from time to time permitted by the Act.

8.6
Limit on Deposited Stock

8.6.1
Each Eligible Employee's Deposited Stock in relation to any Base Period shall, subject to the following provisions of this Rule 8.6, be the Stock deposited by him in accordance with Rule 8.2.

8.6.2
Where—

(i)
on the assumption that if all of the Stock deposited by an Eligible Employee in relation to a Base Period were to be matched by an equal amount of Stock appropriated to him in accordance with the following Rules, the maximum referred to in Rule 8.5 would be exceeded, or

(ii)
the Trustees are unable to match the Stock deposited by an Eligible Employee in relation to a Base Period by reason of Rule 18,

  the amount of such excess Stock or, as the case may be, the amount of such Stock shall not, subject to Rule 8.3, form part of this Deposited Stock but shall be held by the Trustees as his Matured Stock.

9.
RESTRICTIONS ATTACHING TO ELIGIBLE EMPLOYEES' DEPOSITED STOCK

9.1
Restriction

  Subject to Rule 13, during the Period of Retention relating to any Eligible Employee's Deposited Stock, the Eligible Employee shall permit that Deposited Stock to remain registered in the name of the Trustees and shall not assign, charge or otherwise dispose of his beneficial interest therein.

9.2
Matured Stock

  As soon as the Period of Retention relating to any Eligible Employee's Deposited Stock has expired, the Deposited Stock shall thereupon cease to be Deposited Stock and shall become Matured Stock.

9.3
First In First Out

  Whenever, notwithstanding Rule 9.1, an Eligible Employee assigns, charges or otherwise disposes of the beneficial interest in any of his Deposited Stock or whenever the beneficial interest in his Deposited Stock is vested in same other person and such assignment, charge, disposal or vesting is made from a holding of an Eligible Employee's Deposited Stock which was deposited by him at different times then, for all the purposes of these Rules, such assignment, charge, disposal or vesting shall be treated as being of Deposited Stock which was deposited before that which was deposited later.

9.4
Notices contrary to restrictions

  The Trustees shall not, prior to the Release Date related thereto, act in respect of any direction, agreement or notice given in relation to an Eligible Employee's Deposited Stock if, to their knowledge, the Eligible Employee is or would, upon implementation thereof, be in breach of his obligations under this Rule 9.

10.
TRUSTEES' ACCOUNTABILITY TO AN ELIGIBLE EMPLOYEE

10.1
Accountability

  Subject to Rule 32 and subject as hereinafter provided, the Trustees shall distribute to an Eligible Employee as soon as practicable any money or other assets (after deducting therefrom any taxation which may be payable by the Trustees in respect thereof) received by them in respect of, or by reference to, his Qualification Stock, Matured Stock and Deposited Stock other than any New Stock related to such Qualification Stock, Matured Stock or Deposited Stock.

10.2
Notification to Eligible Employee

  Any notice given by the Trustees to an Eligible Employee in accordance with Rule 20.2 shall, in addition to the information required by that Rule, show the amount of Stock acquired on his behalf pursuant to The Qualification Plan since the previous notice and such other information as the Trustees shall determine.

11.
RIGHTS OFFERS IN RELATION TO ELIGIBLE EMPLOYEES' QUALIFICATION STOCK, MATURED STOCK AND DEPOSITED STOCK

11.1
Rights Offers

  Subject as hereinafter provided in the event of any company whose shares for the time being constitute Qualification Stock, Deposited Stock and/or Matured Stock making an offer or invitation conferring any rights upon its stockholders to acquire against payment additional shares, stock, securities or rights of any description, then, as regards Eligible Employee's Qualification Stock, Deposited Stock and Matured Stock, the Trustees will comply with any direction from the Eligible Employee concerning—

  (i)
  the sale of all of the rights,

  (ii)
  the exercise of all of the rights provided that the Eligible Employee has provided the Trustees with the full amount (including any incidental costs) payable on exercise, or

  (iii)
  the exercise of part of the rights, the full amount (including any incidental costs) payable being provided out of the net proceeds of sale, nil paid, of the remaining part of the Eligible Employee's rights.

11.2
Trustees' right to take no action

  The Trustees may ignore and take no action in respect of any direction from an Eligible Employee which is received by them less than seven clear days before the last date for acceptance and payment of such rights.

11.3
Notification to Eligible Employees

  In the event of the Trustees receiving any such offer or invitation as is referred to in Rule 11.1, they shall promptly notify each Eligible Employee concerned of the rights calculated in accordance with Rule 30 which are attributable to his Qualification Stock, Deposited Stock and Matured Stock.

11.4
Allocation of New Stock

  Any New Stock related to any of an Eligible Employee's Qualification Stock, Matured Stock or Deposited Stock which, in accordance with the provisions of this Rule 11, is taken up by the Trustees on behalf of the Eligible Employee shall form part of his Qualification Stock, Deposited Stock or Matured Stock (as the case may be) and shall be deemed to have been acquired or deposited or to have become matured at the same time as, and shall be held by the Trustees on the same terms as, his Qualification Stock, Deposited Stock or Matured Stock to which it relates and, for the avoidance of doubt (but without prejudice to the generality of the foregoing)—

  (i)
  where any New Stock relates to any of an Eligible Employee's Qualification Stock acquired by the Trustees on his behalf pursuant to the provisions of Rule 5, any notice given by the Eligible Employee in relation to his Qualification Stock in accordance with Rule 8 must, and shall be deemed to, apply to the New Stock, and

  (ii)
  where any New Stock relates to any of an Eligible Employee's Qualification Stock in respect of which he has already given a notice pursuant to Rule 8, the notice shall be deemed to include the New Stock.

12.
CAPITALISATION ISSUES IN RELATION TO ELIGIBLE EMPLOYEES' QUALIFICATION STOCK, MATURED STOCK AND DEPOSITED STOCK

  In the event of any company whose shares for the time being constitute Qualification Stock, Matured Stock and/or Deposited Stock allotting any shares, stock, securities or rights of any description to the Trustees in respect of an Eligible Employee's Qualification Stock, Matured Stock or Deposited Stock, any New Stock shall form part of his Qualification Stock, Deposited Stock or Matured Stock (as the case may be) and shall be deemed to have been acquired or deposited or to have become matured at the same time as, and shall be held by the Trustees on the same terms as, his Qualification Stock, Deposited Stock or Matured Stock to which it relates and, for the avoidance of doubt (but without prejudice to the generality of the foregoing)—

  (i)
  where any such New Stock relates to any of an Eligible Employee's Qualification Stock acquired by the Trustees on his behalf pursuant to the provisions of Rule 5, any notice given by the Eligible Employee in relation to his Qualification Stock in accordance with Rule 8 must, and shall be deemed to, apply to the New Stock, and

  (ii)
  where any New Stock relates to any of an Eligible Employee's Qualification Stock in respect of which he has already given a notice pursuant to Rule 8, the notice shall be deemed to include the New Stock.

13.
TAKEOVERS AND OTHER TRANSACTIONS AFFECTING AN ELIGIBLE EMPLOYEE'S QUALIFICATION STOCK, MATURED STOCK OR DEPOSITED STOCK

13.1
Takeovers

  In the event that—

  (i)
  an offer is made to acquire any Eligible Employee's Qualification Stock, Matured Stock and Deposited Stock in circumstances such that acceptance thereof will result in a new holding (as defined in section 77 of the Capital Gains Tax Act 1979) being equated therewith for the purposes of Capital Gains Tax;

  (ii)
  an offer is made to acquire any Eligible Employee's Qualification Stock, Matured Stock and Deposited Stock as part of a general offer made to holders of securities of the same class as such Qualification Stock, Matured Stock and Deposited Stock for a cash consideration, with or without other assets, and is also made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the company concerned (within the meaning of section 416 of the Act), or

  (iii)
  a transaction is proposed which affects an Eligible Employee's Qualification Stock, Matured Stock and Deposited Stock or such of them as are of a particular class and such transaction would be entered into pursuant to a compromise, arrangement or plan applicable to or affecting—

  (a)
  all the ordinary share capital of the company concerned or, as the case may be, all the shares of the class in question; or

  (b)
  all the shares or shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an Approved Plan,

  then notwithstanding anything in Rule 9, an Eligible Employee may direct the Trustees in writing in the prescribed form to accept such offer or, as the case may be, agree to such compromise, arrangement or plan in respect of his Qualification Stock, Matured Stock and Deposited Stock.

13.2
Other Transactions

  In the event that any offer is made or any compromise, arrangement or plan is proposed affecting any of an Eligible Employee's Qualification Stock, Matured Stock and Deposited Stock which does not fall within Rule 13.1, then the Eligible Employee concerned may only direct the Trustees to accept such offer or, as the case may be, agree to such compromise, arrangement or plan to the extent that to do so would not constitute or result in a breach of Rule 9.

13.3
Notification

  The Trustees will promptly take all reasonable steps to notify Eligible Employees of the principal terms of any offer, compromise, arrangement or plan falling within this Rule 13 and, in the absence of any direction from an Eligible Employee as to how they should act thereon in respect of his Qualification Stock, Matured Stock and Deposited Stock, the Trustees shall not take any action in respect thereof, save as required by law.

13.4
New Stock

  Any New Stock which, in accordance with the provisions of this Rule 13, is taken up by the Trustees on behalf of an Eligible Employee shall form part of his Qualification Stock, Deposited Stock or Matured Stock (as the case may be) and shall be deemed to have been acquired or deposited or to have become matured at the same time as, and shall be held by the Trustees on the same terms as, the Qualification Stock, Deposited Stock or Matured Stock to which it relates.

PART C

THE OWNERSHIP PLAN

14.
CALCULATION AND PAYMENT OF CONTRIBUTIONS

14.1
Obligation of a Participating Company to Make a Contribution

  Subject as otherwise hereinafter provided, in respect of each Base Period each Participating Company shall, in accordance with the following provisions, make a Contribution to the Trustees for the benefit of each of its Eligible Employees who has deposited Stock with the Trustees pursuant to Rule 8 on or before the Deposit Date of that Base Period.

14.2
Payment of Special Contributions

  In respect of any Base Period the Board may determine that a Special Contribution shall be made in respect of each Eligible Employee who has entered into such form of contract as is referred to in Rule 2.1 provided that, not later than the beginning of the next preceding Base Period, each Eligible Employee who had not completed such a contract at that time had been notified of the Company's intention that such Special Contribution should be made. In respect of any Base Period in respect of which an Special Contribution is to be made each Participating Company shall, in accordance with the following provisions, make a Special Contribution to the Trustees for the benefit of each of its Eligible Employees who has entered into such form of contract on or before the relevant Base Period.

14.3
Notification of Stock to be Acquired

  At or before the Deposit Date relating to the Base Period, the Trustees will notify each Participating Company of the total amount of Stock which has been or is likely to be deposited with the Trustees by the Eligible Employees of such Participating Company in relation to that Base Period and which in accordance with the provisions of Rule 8 is or is likely to be those Eligible Employees' Deposited Stock.

14.4
Amount of each Participating Company's Contribution

  Each Participating Company will thereafter be under an obligation to pay to the Trustees in accordance with Rule 14.5 such amount as the Trustees require in order to acquire Stock equal in amount to the total Stock referred to in Rule 14.3 together with the total amount of the Special Contributions referred to in Rule 14.2.

14.5
Payment of Participating Company's Contribution

  The amount of any Contribution and any Special Contributions to be made by each Participating Company will be paid to the Trustees by no later than the day upon which the Trustees require such Contributions and Special Contributions in order to pay for the Stock acquired pursuant to Rule 15.

14.6
Notification to Participating Company of Stock Acquired

  The Trustees shall notify each Participating Company of the date upon which the Contributions and Special Contributions related to any Base Period have been fully applied pursuant to these Rules in the acquisition of Stock.

14.7
Notification of Event Disqualifying Eligible Employee from Participation

  A Participating Company shall immediately notify the Trustees of any event which disqualifies or otherwise makes an Eligible Employee, who is employed by it, ineligible to have Stock appropriated to him in relation to a current or subsequent Base Period.

15.
APPLICATION OF CONTRIBUTIONS

  Subject as hereinafter provided and following upon the determination in accordance with Rule 14 of the aggregate Contributions and Special Contributions to be paid by the Participating Companies in relation to any Base Period, the Trustees shall acquire on the Deposit Date of that Base Period, or as soon as reasonably practicable thereafter, the amount of Stock ascertained in accordance with Rule 14.2 and 14.3 required for appropriation in accordance with Rule 17 amongst the Eligible Employees of such Participating Companies.

16.
ACQUISITION OF STOCK

16.1
Method of Acquisition

  Subject as hereinafter provided, any acquisition of Stock by the Trustees pursuant to Rules 15 and 31 may be effected by the purchase of Stock through a Stock Exchange, by the purchase of Stock from Eligible Employees or former Eligible Employees wishing to dispose of their Stock in accordance with the Rules or otherwise as the Trustees think fit.

16.2
Nature of Stock to be Acquired

  In the exercise of their duty to acquire any Stock pursuant to Rule 15, the Trustees shall ensure that the Stock acquired conforms with the requirements laid down by paragraph 12(1) of Schedule 9 and shall endeavour, so far as is consistent with their other duties under the Rules, to ensure that all such Stock acquired in relation to any Base Period is either acquired all "ex-dividend", "ex-rights" or "ex-capitalisation" or, as the case may be, all "cum-dividend", "cum-rights" or "cum-capitalisation".

16.3
Stock Carrying Different Rights

  If, in the exercise of their duty to acquire any Stock pursuant to Rule 15, some (but not all) of the Stock acquired by the Trustees carries, or the Trustees otherwise become entitled in respect of some (but not all) of the Stock prior to the appropriation thereof to, any rights to acquire against payment, or to be allotted, additional shares, stock or rights of any description, the Trustees shall use their best endeavours to sell those rights for the best consideration in money reasonably obtainable at the time and shall (after providing for any expenses of sale and any taxation payable by the Trustees in respect thereof) retain the net proceeds of sale and apply them in meeting the costs and expenses of administering the Plan (other than such costs and expenses as are payable by Eligible Employees under Rule 32) or in a future acquisition of Stock.

  If, in the exercise their duty to acquire Stock pursuant to Rule 15, some (but not all) of the Stock acquired by the Trustees carries the right to receive any dividends or any other distribution, which has been declared, the Trustees shall appropriate that portion of the Stock carrying such right amongst Eligible Employees as nearly as possible in the same proportions as the amount of Stock acquired upon that occasion for each Eligible Employee bears to the total acquisition under Rule 15.

16.4
Incidental Costs of Acquisition

  The Participating Companies will pay to the Trustees on demand the incidental costs incurred by the Trustees in relation to their acquisition of Stock for the purposes of any appropriation following a Base Period such costs to be borne by the Participating Companies in such proportions as they agree are reasonable.

17.
APPROPRIATION TO AN ELIGIBLE EMPLOYEE

17.1
Time of Appropriation

  Appropriation of Stock acquired by the Trustees pursuant to Rule 16 in relation to any Base Period shall be effected in accordance with the following paragraphs by the Trustees on a single date as soon as practicable after the acquisition of all such Stock has been completed.

17.2
Stock to be Appropriated

  Subject to Rule 18 and subject as hereinafter provided, the Trustees will appropriate to each Eligible Employee an amount of whole Stock equal to the amount of Stock deposited by the Eligible Employees with the Trustees in relation to that Base Period and which in accordance with the provisions of Rule 8 is his Deposited Stock and the amount of whole Stock which can be acquired by an amount as nearly possible equal to but not exceeding any Special Contribution made on his behalf.

17.3
Insufficient Stock

  If, for any reason, the Trustees are unable to acquire sufficient Stock pursuant to Rule 16 to make an appropriation as contemplated under Rule 17 within seven days after the related Deposit Date, the Trustees shall, as directed by the Board—

  (i)
  appropriate such Stock as they have acquired proportionately amongst the Eligible Employees referred to in Rule 17.2; or

  (ii)
  retain such Stock for the purposes of a future appropriation of Stock.

17.4
Dividends prior to Appropriation

  If, prior to the appropriation of any Stock under this Rule 17, the Trustees receive any dividends in respect of that Stock, they shall (after providing for any taxation which may be payable by the Trustees in respect thereof) retain the balance to be used in meeting the costs, expenses and charges of managing and administering the Plan (other than such costs and expenses as are payable by Eligible Employees under Rule 32).

17.5
Voting Rights

  The Trustees shall not exercise any voting rights in respect of any Stock held by them which has not been appropriated to Eligible Employees.

18.
RESTRICTIONS ON APPROPRIATION

18.1
Initial Market Value

  The Initial Market Value of the Stock appropriated to any Eligible Employee in any Year of Assessment shall not exceed such amount as may for the time being be permitted by paragraph 30(3) of Schedule 9 and approved by the Board.

18.2
Participation in another Approved Plan

  The Trustees shall not appropriate Stock to an Eligible Employee who is precluded from having Stock appropriated to him by virtue of paragraph 35(2) of Schedule 9.

18.3
Cessation of Employment

  The Trustees shall not appropriate Stock to an individual whom the Trustees have been advised in writing by the Employer is no longer a Full Time Employee of a Participating Company except an individual who is an employee of a Participating Company who has been approved by the Board for participation in the Plan in accordance with Rule 2.1.

18.4
Statutory Prohibition

  The Trustees shall not—

  (i)
  appropriate Stock to an Eligible Employee who is required by paragraph 8 of Schedule 9 to be precluded from having Stock appropriated to him; or

  (ii)
  appropriate Stock to an Eligible Employee which does not satisfy the conditions set out in paragraphs 10, 11, 12 and 14 of Schedule 9.

18.5
Unappropriated Stock

  If the Trustees are prohibited from appropriating to an Eligible Employee any Stock by virtue of any of the provisions of this Rule 18, the Trustees shall, as directed by the Board—

  (i)
  retain such Stock for the purposes of a future appropriation of Stock, or

  (ii)
  use their best endeavours to sell such Stock for the best consideration in money reasonably obtainable at the time and (after providing for any expenses of sale and any taxation which may be payable by the Trustees in respect thereof) retain the net proceeds of sale to be used either in meeting the costs, charges and other expenses of managing and administering the Plan (other than such costs and expenses as are payable by Eligible Employees under Rule 32) or in acquiring Stock in relation to any future acquisition of Stock.

19.
RESTRICTIONS ATTACHING TO AN ELIGIBLE EMPLOYEE'S APPROPRIATED STOCK

19.1
During Period of Retention

  Subject to Rule 23, during the Period of Retention relating to any of an Eligible Employee's Appropriated Stock, he shall permit it to remain registered in the names of the Trustees and shall not assign, charge or otherwise dispose of his beneficial interest therein.

19.2
Prior to Release Date

  At any time after the expiry of the Period of Retention related to any of an Eligible Employee's Appropriated Stock and prior to the relevant Release Date, he—

  (i)
  may not direct the Trustees, except as provided in paragraphs (ii) or (iii) below, to dispose of any such Stock in any other way except by sale for the best consideration in money as can reasonably be obtained at the time;

  (ii)
  may only direct the Trustees to transfer any such Stock to him if, before the transfer takes place, he pays to the Trustees such sum on account of income tax as the Trustees may require from him pursuant to paragraph 2(2)(c) of Schedule 9, and

  (iii)
  may not agree with the Trustees to sell the beneficial interest in any such Stock to the Trustees except for cash at a price equal to that which the Trustees would have been required to obtain had they simultaneously sold such Stock themselves pursuant to a direction under paragraph (i).

19.3
Matured Stock

  As soon as the Release Date relating to any Eligible Employee's Appropriated Stock has occurred, that Appropriated Stock shall thereupon cease to be Appropriated Stock and shall become Matured Stock.

19.4
Notices Contrary to Restriction

  The Trustees shall not, prior to the Release Date related thereto, act in respect of any direction, agreement or notice given in relation to an Eligible Employee's Appropriated Stock if, to their knowledge, the Eligible Employee is or would, upon implementation thereof, be in breach of his obligations under this Rule 19.

20.
TRUSTEES' ACCOUNTABILITY TO AN ELIGIBLE EMPLOYEE IN RESPECT OF HIS APPROPRIATED STOCK

20.1
Accountability

  Subject to Rule 32 and subject as hereinafter provided, the Trustees shall distribute to an Eligible Employee as soon as practicable any money or other assets (after deducting therefrom any taxation which may be payable by the Trustees in respect thereof) received by them in respect of, or by reference to, his Appropriated Stock excluding:

  (i)
  any New Stock related to that Appropriated Stock;

  (ii)
  such amount of any sum so received as the Trustees may be obliged under paragraph 7 of Schedule 10 to pay to a company therein mentioned, and

  (iii)
  such part of any sum so received as the Trustees may be obliged to deduct in respect of income tax under paragraph 7 of Schedule 10.

20.2
Notification

20.2.1
The Trustees shall, at least once in each period of six months, notify each Eligible Employee in writing of—

(i)
the amount of Stock appropriated to him since the last notification given to him under this Rule, the Initial Market Value of such Appropriated Stock and the date of appropriation of such Appropriated Stock, and

(ii)
the total amount of his Appropriated Stock related to any previous Base Period.

20.2.2
When Stock is appropriated to an Eligible Employee, the Trustees shall, upon a request in writing from the Eligible Employee, notify him of that Appropriated Stock, its Initial Market Value and the date of its appropriation.

20.2.3
When an Eligible Employee's Appropriated Stock is transferred to him or is sold on his behalf, the Trustees shall as soon as practicable thereafter notify him in writing of the details of any such transaction.

21.
RIGHTS OFFERS IN RELATION TO ELIGIBLE EMPLOYEES' APPROPRIATED STOCK

21.1
Rights Offers

  Subject as hereinafter provided, in the event of any company whose shares for the time being constitute Appropriated Stock making an offer or invitation conferring any rights upon its stockholders to acquire against payment additional shares, stock, securities or rights of any description, then, as regards any Eligible Employee's Appropriated Stock, the Trustees will comply with any direction from the Eligible Employee concerning—

  (i)
  the sale of all of the rights,

  (ii)
  the exercise of all of the rights provided that the Eligible Employee has provided the Trustees with the full amount (including any incidental costs) payable on exercise, or

  (iii)
  the exercise of part of the rights, the full amount (including any incidental costs) payable being provided out of the net proceeds of sale, nil paid, of the remaining part of the Eligible Employee's rights.

21.2
Trustees' Right to Take No Action

  The Trustees may ignore and take no action in respect of any direction from an Eligible Employee which is received by them less than seven clear days before the last date for acceptance and payment of such rights.

21.3
Notification to Eligible Employees

  In the event of the Trustees receiving any such offer or invitation as is referred to in Rule 21.1, they shall promptly notify the Eligible Employees concerned of the rights calculated in accordance with the provision of Rule 30 which are attributable to their Appropriated Stock.

21.4
New Stock

  Subject to the Act, any New Stock related to any of an Eligible Employee's Appropriated Stock which, in accordance with the provisions of this Rule 21, is taken up by the Trustees on his behalf shall form part of his Appropriated Stock and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, his Appropriated Stock to which it relates.

22.
CAPITALISATION ISSUES IN RELATION TO ELIGIBLE EMPLOYEE'S APPROPRIATED STOCK

  In the event of any company whose shares for the time being constitute Appropriated Stock allotting any shares, stock, securities or rights of any description to the Trustees in respect of an Eligible Employee's Appropriated Stock, any New Stock shall form part of his Appropriated Stock and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, his Appropriated Stock to which it relates.

23.
TAKEOVERS AND OTHER TRANSACTIONS AFFECTING ELIGIBLE EMPLOYEES' APPROPRIATED STOCK

23.1
Takeovers

  In the event that—

  (i)
  an offer is made to acquire any Eligible Employee's Appropriated Stock in circumstances such that acceptance thereof will result in a new holding (as defined in section 77 of the Capital Gains Tax Act 1979) being equated with that Appropriated Stock for the purposes of Capital Gains Tax;

  (ii)
  an offer is made to acquire any Eligible Employee's Appropriated Stock as part of a general offer made to holders of securities of the same class as that Appropriated Stock for a cash consideration, with or without other assets, and is also made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the company concerned (within the meaning of section 416 of the Act), or

  (iii)
  a transaction is proposed which affects an Eligible Employee's Appropriated Stock or such of them as are of a particular class and such transaction would be entered into pursuant to a compromise, arrangement or plan applicable to or affecting:

  (a)
  all the ordinary share capital of the company concerned or, as the case may be, all the shares of the class in question; or

  (b)
  all the shares or shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an Approved Plan then, notwithstanding anything in Rule 19.1, an Eligible Employee may direct the Trustees in writing in the prescribed form to accept such offer or, as the case may be, agree to such compromise, arrangement or plan in respect of his Appropriated Stock.

23.2
Other Transactions

  In the event that any offer is made or any compromise, arrangement or plan is proposed affecting any of an Eligible Employee's Appropriated Stock which does not fall within Rule 23.1, then the Eligible Employee concerned may only direct the Trustees to accept such offer or, as the case may be, agree to such compromise, arrangement or plan to the extent that to do so would not constitute or result in a breach of Rule 19.

23.3
Notification

  The Trustees will promptly take all reasonable steps to notify Eligible Employees of the principal terms of any offer, compromise, arrangement or plan falling within this Rule 23 and, in the absence of any direction from an Eligible Employee as to how they should act thereon in respect of his Appropriated Stock, the Trustees shall not take any action in respect thereof, save as required by law.

23.4
New Stock

  Subject to the Act, any New Stock related to any of an Eligible Employee's Appropriated Stock which, in accordance with the provisions of this Rule 23, is taken up by the Trustees on his behalf shall form part of his Appropriated Stock and shall be deemed to have been appropriated to him at the same time as, and shall be held by the Trustees on the same terms as, his Appropriated Stock to which it relates.

PART D

PROVISIONS APPLICABLE TO BOTH THE
QUALIFICATION PLAN AND WE OWNERSHIP PLAN

24.
DEALINGS WITH ELIGIBLE EMPLOYEE'S MATURED STOCK AND APPROPRIATED STOCK

24.1
Trustees as Nominees

  Subject as provided in these Rules, the Trustees shall hold any Eligible Employee's Matured Stock as nominee for him and shall, subject as hereinafter provided, take such action in respect of such Matured Stock as he directs by notice in writing in the prescribed form including, without prejudice to the generality of the foregoing, to transfer to him, or otherwise deal with, or dispose of, on his behalf, his Matured Stock.

24.2
Disposal of Matured or Appropriated Stock

24.2.1
If an Eligible Employee wishes the Trustees to dispose of all or any part of his Matured Stock or Appropriated Stock, he must give notice in writing in the prescribed form to the Trustees provided always that if the notice requests the Trustees to dispose of Matured Stock or Appropriated Stock in excess of the amount then held by the Trustees on his behalf, the notice shall be nevertheless effective as regards the amount of Matured Stock or Appropriated Stock held by the Trustees on his behalf.

24.2.2
Whenever an Eligible Employee gives a notice in accordance with the provisions of Rule 24.2.1, the Trustees may, if they so desire and provided that such action is consistent with their obligations here-under, treat such notice as an offer on the part of the Eligible Employee to sell to the Trustees the beneficial interest in all or any part of his Matured Stock or Appropriated Stock as is referred to in the notice and the Trustees may, instead of selling such Matured Stock or Appropriated Stock, purchase all or any part of such Matured Stock or Appropriated Stock for the same price as would have been obtained had such Matured Stock or Appropriated Stock been sold in accordance with the following provisions of this Rule.

24.2.3
Subject to Rule 24.2.4, the Trustees shall (subject, in the case of an Eligible Employee's Appropriated Stock, to the provisions of Rule 19) then use their best endeavours to dispose of his Matured Stock or Appropriated Stock or to purchase the beneficial interest therein on the days specified in Rule 24.2.5.

24.2.4
An Eligible Employee may only give a notice in accordance with the provisions of Rule 24.2.1 on four occasions in any Year of Assessment (any notice which the Trustees disregard pursuant to the proviso in Rule 24.2.1 being ignored for these purposes) save that where an Eligible Employee has ceased to be employed as mentioned in Rule 28.1, the provisions of this Rule 24.2.4 shall not apply on any occasion on which the Eligible Employee instructs the Trustees to sell all of his Matured Stock and Appropriated Stock.

24.2.5
Subject to Rule 24.2.4 and Rule 24.2.6, in the case of notices given by Eligible Employees in accordance with Rule 24.2.1 and received by the Trustees before the last day of any Base Period the disposal or purchase, as the case may be, will be effected by the Trustees on the immediately following Deposit Date.

24.2.6
If the Trustees are unable to dispose of any part of any Eligible Employee's Matured Stock or Appropriated Stock (otherwise than by reason of Rule 19) in respect of which they have received a notice pursuant to Rule 24.2.1 on the date specified in Rule 24.2.5, they shall use their best endeavours to dispose of such part of the Matured Stock or Appropriated Stock on the next succeeding date specified in Rule 24.2.5 and so on or, if they so wish, to acquire the beneficial interest therein but the Trustees shall be under no obligation to dispose of, or to acquire the beneficial interest in, any part of such Matured Stock or Appropriated Stock on any day of any Base Period other than that which is specified in Rule 24.2.5.

24.3
Proceeds of Sale

  Subject to Rule 32 and, in the case of Appropriated Stock, to the provisions of Rule 20 any sale proceeds received by the Trustees on disposing of an Eligible Employee's Matured Stock or Appropriated Stock or any sums due from the Trustees to such Eligible Employee on acquiring the beneficial interest in all or any part his Matured Stock or Appropriated Stock shall be transferred promptly to such Eligible Employee.

24.4
Transfer of Matured or Appropriated Stock

  If an Eligible Employee wishes the Trustees to transfer to him or any other person all or any part of his Matured Stock or Appropriated Stock, he must give notice in writing in the prescribed form to the Trustees whereupon, subject to the provisions of Rules 19.2(ii) and 32, the Trustees shall give effect to the transfer as soon as reasonably practicable thereafter provided always that, if the notice requests the Trustees to dispose of Matured Stock or Appropriated Stock in excess of the amount then held by the Trustees on behalf of the Eligible Employee, the notice shall nevertheless be effective as regards the amount of Matured Stock or Appropriated Stock held by the Trustees on his behalf.

24.5
First In First Out

  Whenever an Eligible Employee assigns, charges or otherwise disposes of the beneficial interest in his Appropriated Stock or Matured Stock or whenever the beneficial interest in such Appropriated Stock or Matured Stock is vested in some other person or whenever the Trustees sell such Appropriated Stock or Matured Stock on behalf of the Eligible Employee and the assignment, charge, disposal, sale or vesting is made from a holding of an Eligible Employee's Appropriated Stock or a holding of an Eligible Employee's Matured Stock and, in any of such cases, the Stock comprised in such holding was appropriated or, as the case may be, matured at different times, the assignment, charge, disposal, sale or vesting shall be treated as being of such Stock as was appropriated or, as the case may be, matured earlier before that which was appropriated or matured later.

25.
STOCKHOLDERS' NOTICES

  The Company will provide all Eligible Employees with copies of the Holding Company Annual Report and Proxy materials.

26.
EXPLANATORY BOOKLET

  The Company will issue a booklet to each Eligible Employee explaining the operation of the Plan and, inter alia, giving information concerning the manner and circumstances in which directions, agreements or notices may be given to the Trustees' in respect of an Eligible Employee's Appropriated Stock.

27.
VOTING RIGHTS

  The voting rights in respect of an Eligible Employee's Qualification Stock or Matured Stock or, subject to Rules 9 and 19, an Eligible Employee's Deposited Stock or Appropriated Stock shall, in so far as is practicable, be exercised by the Trustees in accordance with any written directions in the prescribed form given by such Eligible Employee and, in the absence of any such direction, the Trustees shall not exercise such voting rights.

28.
TERMINATION OF EMPLOYMENT

28.1
General

  If an Eligible Employee ceases to be employed by any Participating Company or dies, then the Rules shall, where the context so admits, continue to apply save as provided in the following provisions of this Rule and subject to Rule 32.

28.2
Cash Account

  Subject to Rule 5, the Trustees shall as soon as reasonably practicable after the cessation of employment transfer to such Eligible Employee any monies standing to his credit in his Cash Account.

28.3
Transfer of Stock

  The Trustees shall forthwith upon the expiration of ninety days after ceasing to hold any Appropriated Stock on behalf of an Eligible Employee transfer to him any of his Matured Stock still registered in their names and in respect of which he has not given a notice in writing to the Trustees pursuant to Rule 24.2.1.

28.4
Death

28.4.1
If an Eligible Employee dies then, subject as hereinafter provided, the Trustees shall transfer to his legal personal representatives at their request such of his Matured Stock as is still registered in the names of the Trustees and any monies standing to the credit of such Eligible Employee in his Cash Account provided always that the Trustees shall not be obliged to continue to hold such Matured Stock or such monies for longer than twelve months after the Eligible Employee's death.

28.4.2
If an Eligible Employee ceases to be employed as mentioned in Rule 28.1 or dies after the Qualification Date relating to a Base Period, all the Stock then held by the Trustees as his Qualification Stock shall thereupon become his Matured Stock.

28.4.3
Where an Eligible Employee dies, then his legal personal representatives may, by giving notice in writing to the Trustees in the prescribed form, request the Trustees to sell all of the Eligible Employee's Matured Stock pursuant to Rule 24.2.1 and in such a case the provisions of Rule 24.2.4 will not apply if the Eligible Employee has previously given a notice in accordance with the provisions of Rule 24.2.1 in the same Year of Assessment.

28.5
Compensation

  In no circumstances shall an Eligible Employee who ceases to be an employee of any of the Participating Companies or the Holding Company or any Subsidiary of the Holding Company by reason of dismissal or otherwise howsoever be entitled to claim against any of the Participating Companies, the Holding Company or any of such Subsidiaries any compensation for or in respect of any consequential loss he may suffer by reason of the operation of the Rules or of his inability to participate in the Plan following upon such cessation.

29.
DIVIDENDS

  Where the Trustees receive any dividends in respect of their holdings of Eligible Employees' Qualification Stock, Deposited Stock, Appropriated Stock and Matured Stock, they shall—

  (i)
  convert the amount so received into the sterling equivalent thereof;

  (ii)
  deduct therefrom a sum representing the amount of income tax thereon pursuant to the provisions of Section 349 of the Act and arrange payment of the same pursuant to the provisions of Section 350 of the Act;

  (iii)
  divide the resultant amount by the total of all such Eligible Employees' Qualification Stock, Deposited Stock, Appropriated Stock and Matured Stock in respect of which such dividends were paid;

  (iv)
  distribute to each Eligible Employee concerned as soon as reasonably practicable thereafter such amount as is found by multiplying the amount ascertained by the calculation referred to in paragraph (iii) by the total of all such Eligible Employee's Qualification Stock, Deposited Stock, Appropriated Stock and Matured Stock in respect of which such dividends were paid rounded down to the nearest whole penny and provide each such Eligible Employee with details of the provisional tax credit relief, and

  (v)
  retain the amount not distributed to be used in meeting the costs, expenses and charges of managing and administering the Plan (including any such costs and expenses as are payable by Eligible Employees under Rule 32).

30.
FRACTIONS ARISING FROM THE ISSUE OF NEW SECURITIES

30.1
Allocation amongst Eligible Employees

30.1.1
If the Trustees become entitled to receive any shares, stock, securities or other rights in respect of their holding of Eligible Employees' Qualification Stock, Matured Stock, Deposited Stock or Appropriated Stock, the Trustees shall allocate such shares, stock, securities or other rights among the Eligible Employees concerned on a proportionate basis.

30.1.2
If the allocation in accordance with Rule 30.1.1 by reference to the aggregate of Qualification Stock, Matured Stock, Deposited Stock and Appropriated Stock attributable to an Eligible Employee should give rise to a fraction of a share, stock, security or right, the Trustees shall—

(i)
round such aggregate allocation down to the next whole share, stock, security or right, and

(ii)
sell any remaining shares, stocks, securities or rights and distribute the proceeds of sale thereof (after deducting any expenses of sale and any taxation which may be payable by the Trustees in respect thereof) to the Eligible Employees concerned in due proportion.

30.2
Allocation amongst an Eligible Employee's Stock

  Where the Trustees receive any New Stock in respect of their holding of an Eligible Employee's Qualification Stock, Matured Stock, Deposited Stock or Appropriated Stock, the Trustees shall allocate the New Stock to that Eligible Employee on a proportionate basis by reference to his Qualification Stock, Matured Stock, Deposited Stock or Appropriated Stock and by reference to the relative times of acquisition or appropriation (as the case may be) of that Qualification Stock, Matured Stock, Deposited Stock or Appropriated Stock and, if any such allocation should give rise to a fraction of a New Stock, the Trustees shall round such allocation up or down to the next whole New Stock as they think fit.

31.
ERRORS AND OMISSIONS

31.1
General

  If, in relation to any Base Period, as a result of an error or omission either a Participating Company fails to make a Contribution and/or an Additional Contribution to the Trustee which is attributable to an Eligible Employee pursuant to these Rules within the period contemplated by Rule 14 or Stock to which an Eligible Employee is entitled pursuant to these Rules is not acquired on his behalf within the period contemplated by Rule 17, the Company, the Participating Company and the Trustees may, but without obligation so to do, do all such acts and things as may be agreed with the Commissioners of Inland Revenue to enable the Trustees to receive a Contribution and/or a Special Contribution, acquire and appropriate to the Eligible Employee the amount of

  Stock necessary to put that Eligible Employee in the position he would have been in but for such failure or want of appropriation and agree, where relevant, the Initial Market Value attributable to such Stock notwithstanding that such actions may fall outside the time limits contemplated by or otherwise conflict with the other provisions of these Rules provided always that the Trustee shall not be obligated to incur any liability (whether actual or contingent) without being funded or indemnified to their satisfaction.

31.2
No liability

  The Trustees, the Company and the Participating Company shall have no liability whatsoever to an Eligible Employee or to any person in whom the beneficial interest in that Eligible Employee's Qualification Stock, Matured Stock, Deposited Stock, Appropriated Stock or any amount in such Eligible Employee's Cash Account is for the time being vested or the legal personal representatives of that Eligible Employee or person in respect of any notification, document or communication given by such Eligible Employee, person or legal personal representatives or for the failure to carry out any instruction or request contained therein, whether wholly or partially.

32.
COSTS AND EXPENSES

32.1
By the Participating Companies

  Subject to the following provisions of this Rule 32, all costs, expenses, charges and other liabilities of, and incidental to, the administration of the Plan shall be payable by the Trustees who shall be entitled to recover such costs and expenses and to be indemnified against such liabilities (and, if they so require, to be funded and/or indemnified in advance to their satisfaction) by the Company and the Participating Companies in such proportions as the Company and the Participating Companies agree are reasonable.

32.2
By the Eligible Employees

  Subject to Rule 32.3, all the costs and expenses (including, without prejudice to the generality of the foregoing, all stamp duty and brokerage fees) arising as a result of any disposal on behalf of, or transfer to, an Eligible Employee of his Qualification Stock, Deposited Stock, Matured Stock or Appropriated Stock shall unless the Company directs otherwise be payable by the Eligible Employee on whose behalf such transaction is carried out or by whom such instruction is given.

32.3
Allocation amongst Eligible Employees

  Where, on any one day, the Trustees carry out any of the transactions as mentioned in Rule 32.2 on behalf of more than one Eligible Employee, the aggregate of such costs and expenses as are mentioned in Rule 32.2 in respect of such transactions may be allocated amongst each of the Eligible Employees concerned in such transactions on a proportionate basis by reference to the proportion which the number of such Eligible Employee's Qualification Stock, Deposited Stock, Matured Stock or Appropriated Stock concerned in any of such transactions bears to the total of all Eligible Employees' Stock, Deposited Stock, Matured Stock or Appropriated Stock concerned in such transactions on behalf of each Eligible Employee. To the extent that such allocation results in any part of the costs and expenses payable by an Eligible Employee amounting to a fraction of less than one penny, then the Trustees nay round such costs up or down to the nearest whole penny and any surplus thereby arising shall be retained by the Trustees to meet the incidental costs and expenses subsequently payable by Eligible Employees by virtue of this Rule.

32.4
Withdrawal of amounts from Cash Accounts

  The Trustees shall be entitled to withdraw from any Eligible Employee's Cash Account such costs, expenses, charges and other amounts due to them from such Eligible Employee pursuant to Rule 32.2 and 32.3 and shall be entitled to retain the Stock Certificates of any of such Eligible

  Employee's Stock until such Eligible Employee has reimbursed them for any of such costs, expenses, charges and other amounts.

33.
DIRECTIONS AND NOTICES

33.1
To the Trustees

  To be valid any direction, agreement or notice given to the Trustees or any Participating Company by an Eligible Employee must be given in writing in the prescribed form and signed (or purport to be signed) by such Eligible Employee, his legal personal representatives or any other person in whom the beneficial interest in the relevant assets has vested on the Eligible Employee's insolvency or otherwise by operation of law. Subject to Rule 23.3 any such direction, agreement or notice shall be deemed to have been given only when it is received by the Trustees or the Participating Company, as the case may be, and for these purposes such direction, agreement or notice shall be deemed to be received by the Trustees or the Participating Company, as the case may be, when it is addressed to, and received by, Human Resources Department, Oryx U.K. Energy Company, The Charter Place, Uxbridge, Middlesex UB8 1EZ or to such other address as may from time to time be notified to the Eligible Employees concerned. Notwithstanding the foregoing, the Trustees may in their absolute discretion, and at the risk of the Eligible Employee concerned, act on instructions given or purporting to be given by telegram, cablegram or telex message.

33.2
To An Eligible Employee

  Any notification, document, payment or other communication to be given to an Eligible Employee hereunder may be given by delivery to him (if he is still an employee of any Participating Company) at his place of work or sent by post to the Eligible Employee's address as shown in the Trustees' records for the time being or to such other address as has been notified to the Trustees by the legal personal representatives of such Eligible Employee or any other person in whom the beneficial interest in the relevant assets has vested on such Eligible Employee's insolvency or otherwise by operation of law. The Trustees, the Company and the related Employer shall not be concerned to see that any Eligible Employee or any person in whom the beneficial interest in the relevant assets is for the time being vested or the legal personal representatives of that Eligible Employee or person actually receives any notification, document, payment or other communication so given, sent or made.

33.3
Indemnity against costs

  The Trustees shall be entitled to disregard any notice or direction from an Eligible Employee, his legal personal representatives or any person in whom the beneficial interest in the relevant assets is for the time being vested concerning the assignment, charge or other disposal of the beneficial interest in, or the transfer or disposal, whether to the Eligible Employee concerned or otherwise, of any of the relevant assets unless they have first been provided with the full amount of any costs, expenses, charges or other amounts payable by such Eligible Employee pursuant to Rule 32 by reference to such assignment, charge, transfer or disposal or any previous assignment, charge, transfer or disposal.

33.4
Notices irrevocable

  Any direction, agreement or notice once given shall be irrevocable. Subject as herein provided, any direction, agreement or notice shall be carried out by the Trustees in accordance with its terms. The Trustees shall incur no liability to an Eligible Employee if they act or take no action in reliance upon a direction, agreement or notice which purports to have been duly given.

34.
BASES OF CONVERSION

  Whenever there is a need to convert pounds to dollars or vice versa the appropriate Bases of Conversion shall be used.

35.
DISPUTES

  The decision of the Board in any dispute or question as to the rights or obligations of any person hereunder or concerning the construction of or effect of any of the Rules or otherwise shall be final and conclusive.

36.
SUSPENSION

  The Company may by resolution of the Board suspend the operation of the Plan either temporarily or permanently, but in such event the provisions of the Plan shall, in relation to Stock which has already been acquired or appropriated under the Plan, continue in full force and effect.

THE SECOND SCHEDULE

THIS DEED is made the                        day of                        One thousand nine hundred and [                        ]

BETWEEN

(1)
ORYX U.K. ENERGY COMPANY whose registered office is at The Charter Place, Uxbridge, Middlesex UB8 1EZ (herein called the "Company");

(2)
NOBLE LOWNDES SETTLEMENT TRUSTEES LIMITED of PO Box 144 Norfolk House, Wellesley Road, Croydon, Surrey CR9 3EB (herein called the "Trustees"), and

(3)
THE SEVERAL COMPANIES whose names and registered offices are listed in the Schedule hereto (herein called the "Adhering Companies") of the third part.

RECITALS

(A)
This Deed is supplemental to a Deed of [                        ] made between the Company and the Trustees (herein called the "Principal Deed") whereby the Company established the Oryx U.K. Energy Company Share Ownership Plan (herein called the "Plan").

(B)
Each of the Adhering Companies is a Subsidiary of and under the control of the Company within the meaning of the Plan.

(C)
In pursuance of the power contained in Clause 21 of the Principal Deed, the Company has agreed that subject to their entering into this Supplemental Deed the Adhering Companies may became Participating Companies within the meaning of the Plan.

OPERATIVE PROVISIONS

1.
The Company hereby agrees that the Adhering Companies shall be Participating Companies for the purposes of the Plan with effect from the date of this Deed provided that any of the Adhering Companies shall be deemed not to be such a Participating Company after the earliest of the following dates—

(i)
the date it ceases to be a Subsidiary of the Company within the meaning of the Plan; or

(ii)
the date it ceases to be under the control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988); or

(iii)
such date as the Company may by deed declare, or

(iv)
such date as is three months after the date on which the Adhering Company gives notice in writing to the Company.

2.
Each of the Adhering Companies hereby covenants with the Company and with the Trustees that it will observe and perform all covenants, conditions and provisions contained in the Principal Deed and all the provisions of the Plan applicable to Participating Companies and that, notwithstanding its ceasing to be a Participating Company, it will continue to contribute to the costs and expenses of the Plan such reasonable amounts as the Company may certify.

THE COMMON SEAL of the
Company was hereunto
affixed in the presence of:

Director	/s/

Secretary	/s/

THE COMMON SEAL of the
Trustees was hereunto
affixed in the presence of:

Director	/s/ [ILLEGIBLE]

Secretary	/s/ [ILLEGIBLE]

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ORYX U.K. ENERGY COMPANY SHARE OWNERSHIP PLAN
PART B THE QUALIFICATION PLAN
PART C THE OWNERSHIP PLAN
THE SECOND SCHEDULE